Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
PETER J. CONNER, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Announces CFO Transition Plan

Walla Walla, Wash – March 31, 2023 - Banner Corporation (NASDAQ GSM: BANR) (“Banner” or the “Company”), the parent company of Banner Bank, today announced that Peter J. Conner has informed the Company of his intention to retire from his position as Executive Vice President and Chief Financial Officer of the Company, effective October 10, 2023.  He will also be retiring from his position as Executive Vice President and Chief Financial Officer of Banner Bank, effective April 10, 2023.  Effective April 11, 2023, Robert G. Butterfield, currently Senior Vice President and Chief Accounting Officer of Banner Bank, will be promoted to Executive Vice President of the Bank, will succeed Mr. Conner in the position of Chief Financial Officer of the Bank and will become a member of the Bank’s Executive Management Committee.  To ensure a smooth transition, Mr. Butterfield will continue to report to Mr. Conner.
When Mr. Conner retires as the Company’s CFO on October 10, Mr. Butterfield will be appointed to the expanded role of CFO of the Company and begin reporting to Mark J. Grescovich, President and CEO.  At that time, Mr. Conner will transition to a reduced schedule in connection with his new role as special advisor to the CEO, until his retirement from the Company April 10, 2024.
Mr. Conner joined Banner Bank as CFO in 2015 as part of the AmericanWest Bank acquisition.  He began his banking career in 1989 and progressed through several leadership positions with a variety of money center and community banks prior to joining AmericanWest as CFO in 2010.
“We are extremely grateful for Peter’s many substantial contributions to Banner,” said Mark J. Grescovich, President and Chief Executive Officer.  “He has been integral in helping guide us through a period of significant expansion and growth and his extensive financial expertise has put Banner in a position of strength.  We respect his desire to make this change so he can spend additional time with his family.  The board joins me in thanking Peter, and we wish him and his family all the very best in his retirement.
“It’s been a privilege to have had a key part in Banner’s growth, and in further solidifying our strong financial position,” said Mr. Conner. “I hired Rob. We’ve worked closely together and are like-minded in our approach and strategies, so I have tremendous confidence this will be a smooth transition. Banner is well-positioned for a continuation of our long-term strategy and future growth opportunities.”
Mr. Grescovich commented, “Rob’s appointments are a natural progression of our succession planning and facilitate a seamless transition as he has worked alongside Peter for more than seven years. In fact, he has been instrumental in our  successful implementation of  our corporate value creation strategy the past two years.  Rob is a consummate finance leader, experienced in leading many areas of finance and accounting, including financial reporting.  We are confident in his ability to lead our financial team into the future.”
A Certified Public Accountant, Mr. Butterfield has more than 26 years of highly specialized financial expertise, including 22 years in the financial services industry.  He was Senior Vice President, Controller and Principal Accounting Officer at Sterling Savings Bank when the company was acquired by Umpqua Bank in 2014 where he accepted the position of Controller until joining Banner Bank as Chief Accounting Officer in 2015.  Mr. Butterfield began his career as an auditor with BDO USA, LLP.  He earned his bachelor’s degree in Accounting and is a graduate of Pacific Coast Banking School.

“Banner has tripled in asset size since I joined the organization; it has been very rewarding to work alongside Peter and be a part of that growth,” said Mr. Butterfield. “I am looking forward to leading our talented finance team and being a part of future growth opportunities.”
About the Company
Banner Corporation is a $15.83 billion bank holding company operating one commercial bank in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.
Forward-Looking Statements
This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in Banner Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Such forward-looking statements speak only as of the date of this release. Banner Corporation expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company’s expectations of results or any change in events.